Exhibit (2)(k)(3)
FUND ACCOUNTING SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this 25th day of July, 2007, by and between THE CUSHING MLP TOTAL RETURN FUND, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;
     WHEREAS, USBFS is, among other things, in the business of providing fund accounting services to investment companies; and
     WHEREAS, the Trust desires to retain USBFS to provide accounting services to the Trust as described below.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Appointment of USBFS as Fund Accountant
The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.
2. Services and Duties of USBFS
USBFS shall provide the following accounting services to the Trust:
A.	Portfolio Accounting Services:
(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Trust’s investment adviser.

(2)	For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, USBFS shall obtain such prices from the Trust’s investment adviser or its designee, as approved by the Board in accordance with the Trust’s procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, verify and reconcile cash and trade activity of the Trust with the Trust’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Trust’s investment adviser and the appropriate exchange daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.
B.	Expense Accrual and Payment Services:
(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Trust expenses upon receipt of written authorization from the Trust.

(3)	Account for Trust expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Trust.

(4)	Provide expense accrual and payment reporting.
C.	Trust Valuation and Financial Reporting Services:
(1)	Account for Trust share purchases, sales, transfers, dividend reinvestments, and other Trust share activity as reported by the Trust’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Trust.

(3)	Determine net investment income (earnings) for the Trust as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Trust in the form as agreed upon.

(5)	Determine the net asset value of the Trust according to the accounting policies and procedures set forth in the Trust’s current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Trust operations at such time as required by the nature and characteristics of the Trust.

(7)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.
D.	Tax Accounting Services:
(1)	Maintain accounting records for the investment portfolio of the Trust to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Trust’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.
E.	Compliance Control Services:
(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Trust’s accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants including, but not limited to, accounting information for the following:
(A)	the Trust’s quarterly reports on Form N-Q;

(B)	the Trust’s semi-annual and annual shareholder reports

(C)	registration statements

(D)	periodic reviews and annual audit by the Trust’s auditors; and

(E)	examinations performed by the SEC.

(2)	Maintain and keep current all books and accounting records required by Section 31(a) of the 1940 Act and regulations adopted thereunder, including.
(A)	Cash Receipts Journal

(B)	Cash Disbursements Journal

(C)	Dividends Paid Record

(D)	Purchase and Sales Journal – Portfolio Securities

(E)	Subscription and Redemption Journals

(F)	Security Ledgers

(G)	General Ledger

(H)	Daily Expense Accruals

(I)	Daily Interest Accruals

(J)	Daily Trial Balances

(K)	Investment Income Journal
(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.
(4)	Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Trust’s financial statements without any qualification as to the scope of their examination.
3. License of Data; Warranty; Termination of Rights
A.	The valuation information and evaluations being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust. The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”). The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.
C.	USBFS may stop supplying some or all Data to the Trust if USBFS’s suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Trust if USBFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’s suppliers demand that the Data be withheld from the Trust. USBFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.
4. Pricing of Securities
A.	For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board and apply those prices to the portfolio positions of the Trust. For those securities where market quotations are not readily available, USBFS shall obtain such prices from the Trust’s investment adviser or its designee, as approved by the Board in accordance with the Trust’s procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.	In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

5. Written and Oral Instructions
Written Instructions as used throughout this Agreement mean a writing signed or initialed by one or more person or persons as the Board of Trustees shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral Instructions will be considered proper instructions if USBFS reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved. The Trust shall cause all Oral Instructions to be confirmed in writing. Oral Instructions may include communications effected directly between electromechanical or electronic devices.
6. Reliance on Instructions
For all purposes under this Agreement, USBFS is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first Instruction is an Oral Instruction, a confirmatory Written Instruction shall be delivered, and in cases where USBFS receives an Instruction whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the relevant broker-dealer to send a written confirmation to USBFS.
In the event a Written or Oral Instruction received by USBFS is countermanded by a timely later Written or Oral Instruction received by USBFS prior to acting upon such countermanded Instruction, USBFS shall act upon such later Written or Oral Instruction USBFS shall make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires USBFS to act, the Trust shall give USBFS specific Written Instructions as to the action required.
7. Monthly Statements
At the end of each month, the Trust shall cause the Trust’s custodian to forward to USBFS a monthly statement of cash and portfolio transactions, which will be reconciled with USBFS’ accounts and records maintained for the Trust,. USBFS will report any discrepancies to the custodian, and report any unreconciled items to the Trust.
8. Periodic Reports
A.	USBFS shall promptly supply daily and periodic reports to the Trust or its agents as reasonably requested by the Trust. USBFS shall prepare and maintain work papers to support the following accounts: cash reconciliations, portfolio of investments, accrued interest, amounts due to/from brokers, subscriptions and redemptions of shares, share reconciliation and dividends payable.

B.	USBFS will prepare the following financial reports in consultation with the Trust:

(1)	Daily trial balances.

(2)	Schedules of purchases and sales of securities.
9. Changes in Accounting Procedures
Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.
10. Changes in Equipment, Systems, Etc.
USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.
11. Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time by the parties). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.
12. Representations and Warranties
A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
13. Standard of Care; Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this

Agreement, the Trust shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.
The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.
Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.
B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

14. Notification of Error
The Trust will notify USBFS of any discrepancy between USBFS and the Trust, including, but not limited to, failing to account for a security position in the Trust’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.
15. Data Necessary to Perform Services
The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.
16. Proprietary and Confidential Information
A.	USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.	The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

17. Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.
18. Compliance with Laws
The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.
19. Term of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board.
20. Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

21. Early Termination
In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:
a.	the rebate of any negotiated discounts;

b.	all reasonable fees associated with converting services to successor service provider;

c.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all reasonable out-of-pocket costs associated with a-c above.
22. Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.
23. Governing Law
This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.
24. No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
25. Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

26. Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
27. Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
and notice to the Trust shall be sent to:
The Cushing MLP Total Return Fund
c/o Swank Energy Income Advisors, LP
3300 Oak Lawn Avenue, Suite 650
Dallas, TX 75219
28. Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
29. No Liability of Trustees or Shareholders
The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution an delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, and the obligations of this Agreement are not binding upon any of the trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

30. Miscellaneous
USBFS shall notify the Trust should any of USBFS’s insurance coverage by materially changed for any reason. Such notification shall include the date of change and reasons herefore. USBFS shall promptly notify the Trust of any material claims against USBFS whether or not they may be covered by insurance and shall promptly notify the Trust of significant changes in the total outstanding claims made by USBFS under its insurance coverage.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE CUSHING MLP TOTAL U.S.		BANCORP FUND SERVICES, LLC
RETURN FUND

By:	/s/ Mark Fordyce	By:	/s/ Michael R. McVoy

Name:	Mark Fordyce	Name:	Michael R. McVoy

Title:	CFO	Title:	Sr. Vice President

Exhibit A to the Fund Accounting Servicing Agreement
CLOSED-END FUND
ADMINISTRATION, FUND ACCOUNTING, CUSTODY SERVICES
ANNUAL FEE SCHEDULE at June, 2007
Fund Administration Services Per Fund*
8 basis points on the first $100 million
5 basis points on the next $200 million
4 basis points on the balance above $300 million
Minimum annual fee: $45,000 per portfolio
Fund Accounting Services Per Fund*
$33,000 on the first $100 million
1 basis point on the balance
Advisor Information Source Web Portal
•	$150 /fund/month

•	$500 /fund/month for clients using an external administration service

•	Specialized projects will be analyzed and an estimate will be provided prior to work being performed.
NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.
Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.
All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:
•	$.15 Domestic and Canadian Equities

•	$.15 Options

•	$.50 Corp/Gov/Agency Bonds

•	$.80 CMO’s

•	$.50 International Equities and Bonds

•	$.80 Municipal Bonds

•	$.80 Money Market Instruments

•	$125 /fund/month — Mutual Fund Pricing

•	$2.00 /equity Security/Month Corporate Actions

•	$125 /month Manual Security Pricing (>10/day)

•	Factor Services (BondBuyer)
•	$1.50 /CMO/month

•	$.25 /Mortgage Backed/month

•	$300 /month Minimum Per Fund Group
•	Fair Value Services (FT Interactive)
•	$.60 on the first 100 securities per day

•	$.44 on the balance of securities per day
Custody Annual Fee Based Upon Market Value Per Fund*
.40 basis point on average daily market value Minimum annual fee per fund — $4,800 Plus portfolio transaction fees
Custody Portfolio Transaction Fees
$ 4.00 per book entry DTC transaction
$ 4.00 per principal paydown
$ 6.00 per short sale
$ 7.00 per US Bank repurchase agreement transaction
$ 8.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$15.00 per mutual fund trade
$25.00 per physical transaction
$50.00 per Cedel/Euroclear transaction
$ 5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$ 6.00 per Fed Wire
$15.00 per margin variation Fed wire
$150.00 per segregated account per year
•	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

•	No charge for the initial conversion free receipt.

•	Overdrafts – charged to the account at prime interest rate plus 2.
Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.
Fees are billed monthly.

*	Subject to annual CPI increase, Milwaukee MSA.

Exhibit A (continued) to the Fund Accounting Servicing Agreement
CHIEF COMPLIANCE OFFICER
SUPPORT SERVICES
FEE SCHEDULE at June, 2007
Chief Compliance Officer Support Services
U.S, Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC. Indicated below are samples of functions performed by USBFS in this CCO support role:
•	Business Line Functions Supported
•	Fund Administration and Compliance

•	Transfer Agent and Shareholder Services

•	Fund Accounting

•	Custody Services

•	Securities Lending Services
•	Daily Resource to Fund CCO, Fund Board, Advisor

•	Provide USBFS/USB Critical Procedures & Compliance Controls

•	Daily and Periodic Reporting

•	Periodic CCO Conference Calls

•	Dissemination of Industry/Regulatory Information

•	Client & Business Line CCO Education & Training

•	Due Diligence Review of USBFS Service Facilities

•	Quarterly USBFS Certification

•	Board Meeting Presentation and Board Support

•	Testing, Documentation, Reporting
Annual Fee Schedule*
•	$1,200 per service per year
Fees are billed monthly.

*	Subject to annual CPI increase, Milwaukee MSA.